(d)(3)(vii)

March 28, 2013

Christopher Kurtz

Vice President, Finance

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated August 1, 2003, as amended (the “Agreement”), between ING Investments, LLC and Aeltus Investment Management Inc., now known as ING Investment Management Co. LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Global Perspectives Fund (the “Fund”), a newly established series of ING Mutual Funds, effective on March 28, 2013, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fee indicated for the Fund, is attached hereto. The remaining terms and conditions set forth in the Agreement will remain unchanged.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:

ING Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance , Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets allocated to the Sub-Adviser)
ING Diversified Emerging Markets Debt Fund	0.315%

ING Diversified International Fund

Direct Investments[1]

0.135% on all assets

Underlying Funds[2]

0.030% on first $500 million of assets;

0.025% on next $500 million of assets;

0.020% on next $1 billion of assets; and

0.010% on assets in excess of $2 billion

ING Global Bond Fund	0.18%

ING Global Equity Dividend Fund	0.315%

ING Global Natural Resources Fund	0.4500% of first $50 million of assets 0.3375% for assets in excess of $50 million

ING Global Opportunities Fund	0.405% of first $500 million of assets 0.3825% for assets in excess of $500 million

1 “Direct Investments” shall mean assets which are not Underlying Funds.

2 “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on March 23, 2013.

ING Global Perspectives Fund	Direct Investments[1] 0.135% on all assets Underlying Funds[2] 0.045% on all assets

ING Russia Fund	0.5625%

ING International Value Choice Fund	0.50%

ING International Value Equity Fund (formerly, ING Global Value Choice Fund)	0.405% of first $500 million of assets 0.36% on next $500 million of assets 0.3375% for assets in excess of $1 billion

1 “Direct Investments” shall mean assets which are not Underlying Funds.

2 “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on March 23, 2013.